Exhibit 4.3

AY DEE KAY, LLC

BOARD OBSERVER

Class B Unit Agreement

This Board Observer Class B Unit Agreement (this “Agreement”) dated July 28th, 2020 (the “Effective Date”) is entered into by and between AY DEE KAY, LLC, a California limited liability company (the “Company”), and Karl-Thomas Neumann, an individual resident of Germany (the “Board Observer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of the Company dated April 30, 2020 (as the same may be amended or restated from time to time, the “Operating Agreement”).

RECITALS

WHEREAS, the Company has appointed the Board Observer to the position of an observer of the Company’s Board of Directors(the “Position”);

WHEREAS, the Board Observer has agreed to take the Position;

WHEREAS, as consideration for his services, the Company has agreed to grant to the Board Observer Class B Units as Profits Interests (all of such Class B Units issued to the Board Observer are referred to herein as the “Profits Units”); and

WHEREAS, it is a condition precedent to the issuance of the Profits Units that the Profits Units be subject to restrictions as set forth in this Agreement and in the Operating Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Ownership Interest.

(a) The Company hereby issues to Board Observer, on the terms and conditions hereinafter set forth and set forth in the Operating Agreement, 15,000 Class B Units (as Profits Units) under the Operating Agreement as of the date hereof, subject to adjustment as set forth herein.

(b) Notwithstanding anything herein or otherwise to the contrary, the Profits Units shall at all times remain subject to the terms and conditions of the Operating Agreement.

2. Duties.

(a) The Board Observer has accepted the Position, upon the terms and conditions set forth in this Agreement.

(b) Board Observer will be an independent contractor to the Company.

(c) Board Observer agrees to comply with all confidentiality provisions in the Operating Agreement that apply to members of the Company.

(d) The indemnification provisions of Article VI of the Operating Agreement shall apply to the Board Observer to the same extent as to a member of the Board of Directors.

3. Representations and Warranties.

(a) In connection with the issuance of the Profits Units hereunder, the Board Observer represents and warrants to the Company that:

(i) the Board Observer has acquired the Profits Units for Board Observer for investment purposes only, and not with a view to any resale or distribution of such Profits Units;

(ii) Board Observer provides and has provided services to the Company and has, either alone or with his “purchaser representatives” as that term is defined in Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Company, and the Board Observer has such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable Board Observer to understand and evaluate the risks and benefits of his investment in the Profits Units;

(iii) the Board Observer has no need for liquidity in his investment in the Profits Units and is able to bear the economic risk of his investment in the Profits Units for an indefinite period of time and has been advised and understands that such Profits Units have not been and shall not be registered under the Securities Act or any applicable state securities laws and, therefore, cannot be resold unless such Profits Units are registered under the Securities Act and all applicable state securities laws, or unless exemptions from registration are available;

(iv) the Board Observer understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Board Observer) promulgated under the Securities Act depends on satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts;

(v) the Board Observer has had an opportunity to ask questions and receive answers concerning the Company as he has requested; and

(vi) the Board Observer understands that his ownership of the Profits Units will have tax consequences to the Board Observer, including, without limitation, responsibility to pay taxes attributable to Company profits allocated to the Profits Units under the Operating Agreement; and the Board Observer has had ample opportunity to discuss the foregoing matters with the Board Observer’s tax advisor.

(b) This Agreement constitutes the legal, valid and binding obligation of Board Observer, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Board Observer does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Board Observer is a party or any judgment, order or decree to which Board Observer is subject.

(c) As an inducement to the Company to enter into this Agreement, the Board Observer acknowledges and agrees that except as may be provided in the Operating Agreement, the Profits Units shall have no right to vote on any matters submitted to a vote of the Members of the Company.

4. Vesting of Ownership Interest.

(a) All of the Profits Units covered by this Agreement initially shall be unvested and subject to forfeiture. All of such Profits Units shall vest monthly in 48 equal installments, so that all units shall be vested, provided that Board Observer’s continuous Service has not terminated prior to such date, as of the fourth anniversary of the Vesting Commencement Date. For the purposes of this Agreement the “Vesting Commencement Date” shall be the Effective Date. Notwithstanding the foregoing provisions of this Section 3(a), one hundred percent (100%) of the Profits Units held by Board Observer that have not yet vested shall immediately vest in the event that (i) the Company consummates a Change of Control or a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act (an “IPO”) prior to termination of Board Observer’s continuous Service and (ii) Board Observer’s continuous Service is terminated following such Change of Control or IPO by the Company without Cause or Board Observer resigns employment (or terminates the applicable Board Observer contract or arrangement) following such Change of Control for Good Reason. For purposes of this Agreement, resignation by Board Observer of Board Observer’s employment for “Good Reason” shall mean Board Observer’s voluntary resignation in writing within ninety (90) days after the occurrence of one of the following conditions, provided Board Observer gives the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after first receiving Board Observer’s written notice: (i) a material diminution in Board Observer’s salary, authority, duties, responsibilities, or other compensation (provided that in the event of a Change of Control, a diminution in Board Observer’s authority, duties, or responsibilities with respect to the post-Change of Control Company as a whole shall not constitute Good Reason unless Board Observer’s authority, duties, or responsibilities are materially diminished with respect to the business of the pre-Change of Control Company within the post-Change of Control Company); or (ii) a change of more than 50 miles in the geographic location of Board Observer’s primary worksite.

(b) Board Observer acknowledges that he shall be entitled to distributions under the Operating Agreement in respect of the Profits Units (whether or not vested) only at such times and in such circumstances as set forth in the Operating Agreement.

5. Certain Definitions; Forfeiture.

(a) As used in this Agreement, the following terms have the following meanings:

(i) “Board” means the Board of Directors of the Company.

(ii) For purposes of this Agreement, “Cause” shall mean: (1) Board Observer’s repeated failure, in the reasonable judgment of the Company’s Board, President or Chief Executive Officer, to substantially perform his or her assigned duties or responsibilities as an Board Observer (as defined in Section 4(a)) as directed or assigned by the Company’s Board, President or Chief Executive Officer (other than a failure resulting from the Board Observer’s Disability) after written notice thereof from the Company’s Board, President or Chief Executive Officer to the Board Observer describing in reasonable detail the Board Observer’s failure to perform such duties or responsibilities and his failure to remedy same within 30 days of receiving written notice; (2) the Board Observer engaging in knowing and intentional illegal conduct that was, is, or is reasonably likely to become materially injurious to the Company or its affiliates; (3) the Board Observer’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be or become injurious to the Company or its affiliates; (4) the Board Observer’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Board Observer and the Company (or any affiliate of the Company); or (5) the Board Observer being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

(iii) “Change of Control” means either: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s members immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

(iv) “Consultant” means an individual who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor.

(v) “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months. The Company may require such proof of Disability as the Company in its sole discretion deems appropriate and the Company’s good faith determination as to whether a Disability exists will be final and binding on Board Observer.

(vi) “Officer” means an officer of the Company.

(vii) “Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company, if each of the entities other than the Company owns equity interests possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other entities in such chain.

(viii) “Service” means service as a Board Observer or Board Member.

(ix) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain owns equity interests possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other entities in such chain.

(x) “Unvested Interest” means that portion of the Profits Units held by Board Observer that has not yet vested.

(xi) “Vested Interest” means that portion of the Profits Units held by Board Observer that has vested.

(b) Forfeiture. In the event of the voluntary or involuntary termination of Board Observer’s continuous Service for any or no reason, including, without limitation, by reason of Board Observer’s death or Disability, the Unvested Interest shall, upon the date of such termination, be immediately forfeited. Any Unvested Interest that is forfeited shall be cancelled by the Company and shall no longer be outstanding unless and until it is reissued by the Company.

(c) Adjustments. If from time to time during the term of this Agreement there is any change affecting the Company’s outstanding Class B Units as a class that is effected through merger, consolidation, reorganization, reincorporation, reclassification, in-kind dividend, or equity dividend in property via a split, liquidating dividend, combination of shares, change in the structure (any such change or event, an “Adjustment Event”), then any and all new, substituted or additional securities or other property to which Board Observer is entitled by reason of Board Observer’s ownership of the Unvested Interest shall be immediately subject to this Agreement (including the vesting provisions hereof) and be included in the definition of “Unvested Interest” for all purposes hereof.

(d) Change of Records. As security for Board Observer’s faithful performance of the terms of this Agreement, Board Observer agrees that, effective immediately, the Company shall be entitled to make such changes or notations on its books and records (including, without limitation, the capital accounts records for Board Observer and any other members of the Company) as may be necessary or appropriate to reflect and give effect to the forfeiture of all or any portion of the Unvested Interest as provided herein. In this capacity, the Company shall have no liability to Board Observer and may rely upon any letter, notice or other document executed by any signature purported to be genuine.

6. Additional Restrictions on Transfer

(a) No portion of the Profits Units, nor any beneficial interest therein, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by Board Observer or any subsequent transferee, other than in compliance with the provisions of the Operating Agreement and the provisions hereof. The Company shall not be required to (i) transfer on its books any of the Profits Units that has been sold or otherwise transferred (or purported to have been sold or otherwise transferred) in violation of any provisions of the Operating Agreement or the provisions hereof or (ii) treat as owner of such Profits Units, or accord the right to vote or pay dividends or make distribution to, any purchaser or other transferee to whom such Profits Units shall have been so transferred (or purported to have been transferred).

(b) Notwithstanding the provisions of Section 7.3 of the Operating Agreement or otherwise, no portion of the Profits Units, nor any beneficial interest therein, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by Board Observer or any subsequent transferee, other than with the prior written consent of the Board, which consent may be granted or withheld in the sole discretion of the Board. In the event of any Transfer (as defined in the Operating Agreement), or purported Transfer, in connection with the death or divorce of Board Observer or any subsequent transferee, that is not approved by the Board consistent with the foregoing provisions of this Section 6, the Company shall, from such time (as determined by the Company in its discretion), have the right, but not the obligation (the “Transfer Repurchase Option”), for a period of 180 days from the date the Board is notified of the Transfer or purported Transfer, to repurchase any portion of or all of the Profits Units subject to such Transfer at a price per such Profits Unit equal to the fair market value of a single Profits Unit determined as of the date of the Transfer or purported Transfer, as determined in good faith by the Company’s Board (the “Transfer Repurchase Price”). The Transfer Repurchase Option shall be exercised by the Company by delivering written notice to the holder or purported holder of the transferred Profits Units, in the event of such holder’s death, such holders’ executor and, at the Company’s option, (i) by delivering to the holder or the holder’s executor a check in the amount of the aggregate Repurchase Price, or (ii) by canceling an amount of the holder’s indebtedness to the Company equal to the aggregate Transfer Repurchase Price, or (iii) by delivering a subordinated unsecured promissory note with principal amount equal to the applicable portion of the Transfer Repurchase Price (a “Transfer Repurchase Note”); or (iv) by a combination of (i), (ii) and (iii) such that the combined payment, cancellation of indebtedness and principal amount of unsecured promissory note equals the aggregate Transfer Repurchase Price. The Transfer Repurchase Note will be in a form determined by the Board, will bear interest at the minimum statutory rate to avoid OID income and may be payable in up to 60 equal monthly installments, or any more accelerated payment schedule, as determined by the Board in its sole discretion. Upon delivery of such notice and the payment of the aggregate Transfer Repurchase Price, the Company shall become the legal and beneficial owner of the Profits Units being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Profits Units being repurchased by the Company. The Company in its sole discretion may assign all or part of the Transfer Repurchase Option to one or more Board Observers (as defined in Section 4(a)), Officers, directors, members or stockholders of the Company or other persons or organizations, provided that the consideration payable to the holder in the event, but only to the extent that, the Transfer Repurchase Option is assigned shall consist solely of cash, check or cancellation of indebtedness or a combination thereof.

7. Certain Tax Matters. Board Observer has reviewed with Board Observer’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Board Observer is relying solely on such advisors and not on any statements or representations of the Company or any of its members, officers, directors or agents. Board Observer understands that Board Observer (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. Board Observer understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Profits Units and the fair market value of the Profits Units as of the date any restrictions on the Profits Units lapse. In this context, “restriction” includes the vesting/forfeiture provisions set forth herein (the “Forfeiture Provisions”). Board Observer understands that Board Observer may elect to be taxed at the time the Profits Units is purchased, rather than when and as the Forfeiture Provisions expire, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Profits Units at the time of the execution of this Agreement equals the amount paid for the Profits Units, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Board Observer understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Board Observer. Board Observer further understands that an additional copy of such 83(b) Election is required to be filed with his/her federal income tax return for the calendar year in which the date of this Agreement falls. Notwithstanding the foregoing, Board Observer acknowledges and understands that it is Board Observer’s sole decision, obligation, and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing nor shall the Company or the Company’s legal or financial advisors have any obligation or responsibility with respect to Board Observer’s decision to make or not make an 83(b) election. Board Observer acknowledges that the foregoing is only a summary of certain matters with respect to the Profits Units, and does not purport to be complete. Board Observer further acknowledges that the Company has directed Board Observer to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Board Observer may reside, and the tax consequences of Board Observer’s death. Board Observer assumes all responsibility for filing (or electing not to file) an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Profits Units.

8. General Provisions.

(a) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

(b) Entire Agreement. This Agreement and the Operating Agreement (and any other documents specifically referenced herein or therein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any agreement or understanding entered into as of a date prior to the date hereof between the parties with respect to such subject matter. This Agreement revokes, supersedes and voids any prior equity or profits interests compensation arrangements or any similar arrangements or agreements of any kind with respect to Board Observer, including without limitation, options, equity grants, equity and/or profits interests, phantom plans and phantom shares, whether oral or written, and whether described as stock options, restricted stock grant, percentage of profits or otherwise. Board Observer agrees that by signing this Agreement, Board Observer waives, releases and forfeits any rights, claims, remuneration, compensation or benefits under any such pre-existing equity or profits interests compensation arrangement to which Board Observer is, was or may have been entitled.

(c) Counterparts. This Agreement may be executed in counterparts, including facsimile, PDF, and other electronic counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

(d) Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns; provided, however, that the rights and obligations of Board Observer under this Agreement shall not be assignable without the prior written consent of the Company.

(e) Governing Law. This Agreement, and any matter or dispute arising out of or related to this Agreement, shall be construed by, subject to and governed in accordance with the internal laws of the State of California without giving effect to conflict of laws or other principles which may result in the application of laws other than the internal laws of the State of California.

(f) Arbitration. Any controversy, claim or dispute arising out of or related to this Agreement or the interpretation, performance, or breach hereof, shall be resolved according to the arbitration provisions set forth in Section 10.13 of the Operating Agreement, including the provisions relating to recovery of reasonable attorneys’ fees, costs, and expenses.

(g) Remedies and Waivers. No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Board Observer, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof. Any amendment or waiver so effected shall be binding upon the parties hereto and their respective successors and assigns.

(i) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested), sent by confirmed e-mail transmission, or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or in the Company’s records or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, on the day when received if transmitted via facsimile or e-mail during regular business hours of the recipient on a regular business day of recipient (and otherwise effective on the next business day), five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(j) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(k) Independent Counsel. The parties acknowledge that this Agreement has been prepared on behalf of the Company by VLP Law Group LLP, counsel to the Company, and that VLP Law Group LLP does not represent, and is not acting on behalf of, any other person or party, including Board Observer. Each party hereto has been provided with an opportunity to consult with counsel, tax and financial advisors and accountants of its or his own choosing with respect to this Agreement and all related matters.

(l) Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the parties entering into this Agreement. As used herein (i) “or” means “and/or” and (ii) “including” or “include” means “including, without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Class B Unit Purchase Agreement as of the date first written above.

COMPANY:

AY DEE KAY, LLC

By:
Name:	Donald McClymont
Title:	Chief Executive Officer

BOARD OBSERVER:

[_______________________]

[______________________]

Address:

Email:

EXHIBIT A

SPOUSAL CONSENT

I, ____________________, spouse of ______________________, have read and approve of the foregoing Class B Unit Purchase Agreement, dated as of ___________________ ___, 2020, together with all exhibits and attachments thereto (collectively, the “Agreement”), by and between my spouse and AY DEE KAY, LLC, a California limited liability company (the “Company”). In consideration of the Company’s granting of the right to ______________________ to acquire ___________________ Class B Units of the Company as set forth in the Agreement, I hereby appoint ______________________ as my attorney-in-fact in respect to the exercise or waiver of any rights under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws of the State of California, or under similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: ___________________ ___, 2020

“Spouse of Board Observer”

(Signature)

(Print Name)